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[LOGO OF MANTECH APPEARS HERE]

                                            Peter LaMontagne
ManTech International Corporation           Corporate Vice President
12015 Lee Jackson Highway                   703-218-8200
Fairfax, VA 22033-3300                      703-218-8296 (fax)
www.mantech.com                             Corporatecommunications@mantech.com

FOR IMMEDIATE RELEASE

                        ManTech Completes IDS Acquisition

Fairfax, Virginia - February 28, 2003 - ManTech International Corporation (Nasdaq: MANT), an information systems and technical services company serving the federal government market, announced today the closing of the transaction to acquire Integrated Data Systems (IDS), a Chantilly, Virginia-based software development and systems integration/networking services company supporting national intelligence and Department of Defense customers.

The acquisition of IDS was consummated pursuant to the terms of a merger agreement entered into by ManTech and IDS on February 24, 2003. Under the terms of the agreement, ManTech paid all cash to acquire IDS for $57.7 million (net of cash) plus estimated purchase price adjustments of approximately $5 million. The transaction is also subject to an earnout provision, the terms of which were not released.

The aggregate purchase price of $62.7 million equates to approximately 12.2 times IDS' calendar year (CY) 2002 Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA).

The acquisition also provides cash tax savings to ManTech due to the deductibility of goodwill of approximately $22.5 million over 15 years. The goodwill is deductible because the shareholders of IDS made a Section 338 h(10) election under the IRS code. The effective purchase price (after taking into account the net present value of this tax savings) is, therefore, approximately
9.9 times IDS' CY 2002 EBITDA.

ManTech reiterated earlier comments that the company expects the acquisition of IDS to be accretive to ManTech's 2003 earnings by $0.05 - $0.07. ManTech reported that IDS' CY 2002 was approximately $40 million, up from $21 million in 2001. ManTech expects IDS revenue to grow at least 15% in CY 2003 with EBITDA margins of approximately 10%.

Founded in 1990, IDS delivers technology solutions and products in four core areas: software development, systems engineering/networking, information assurance, and government acquisition/procurement support software. IDS has developed secure,

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ManTech Completes IDS Acquisition
February 28, 2003
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advanced messaging and collaboration applications and solutions in support of a wide variety of national security networks and systems. IDS is also one of Microsoft's leading certified partners supporting U.S. Government classified intelligence community programs. Over 80% of IDS' 230 employees hold Top Secret security clearances with special access to Sensitive Compartmented Information
(SCI) programs.

Over 80% of IDS' 2002 revenue of approximately $40 million came from DoD or intelligence community customers and the balance from other federal government programs. IDS' customers include civilian and military intelligence organizations such as the Defense Intelligence Agency (DIA) and Department of Defense special programs. IDS also supports customers at the CIA, NSA, FBI, Executive Office of the President, United States Congress, and the U.S. Postal Service.

ManTech announced that IDS founder, CEO and President, Mr. Robert Coleman, and other IDS executives will continue in their current positions. Within ManTech, IDS will operate under ManTech's National Security Solutions Group (NSSG), the company's lead business unit supporting intelligence community customers. NSSG is ManTech's largest division, led by Executive Vice President, Evan Hineman, former CIA Deputy Director for Science and Technology.

About ManTech International Corporation:

Headquartered in Fairfax, Virginia, ManTech International Corporation delivers a broad array of information technology and technical services solutions to U.S. federal government customers, focusing primarily on critical national defense programs for the intelligence community and Department of Defense. ManTech designs, develops, procures, implements, operates, tests and maintains mission-critical, enterprise information technology and communication systems and infrastructures for federal government customers in the United States and 34 countries worldwide. Additional information on ManTech can be found at www.mantech.com.

About IDS:

Integrated Data Systems (IDS) is a technology solutions company that specializes in software development, systems integration, network design/support, messaging and collaboration strategies, Internet/Intranet information systems, and information security. Founded in 1990, IDS has earned a reputation for providing high-quality, successful solutions. With over 230 professionals (80% with Top Secret/SCI clearances), we focus primarily on priority national defense and intelligence community customers.

Statements made in this press release which do not address historical facts could be interpreted to be forward-looking statements. Examples of such forward looking statements include the closing of the transaction as anticipated, the accretive effects of the acquisition, experiencing favorable results from acquisition synergies, experiencing increased spending trends within the DoD and intelligence community and the treatment

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ManTech Completes IDS Acquisition
February 28, 2003
Page 3

and deductibility of goodwill. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to the following: failure to close the acquisition or successfully integrate IDS into the company's operations, failure to retain the IDS officers and employees, failure to realize any accretive effects from the acquisition; changes to the tax laws relating to the treatment and deductibility of goodwill or any change in tax rates; failure of government customers to exercise options under contracts; funding decisions of U.S. Government projects; government contract procurement (such as bid protest) and termination risks; competitive factors such as pricing pressures and/or competition to hire and retain employees; our ability to complete and successfully integrate acquisitions which appropriately achieve our strategic plans; material changes in laws or regulations applicable to the company's businesses and other risk factors discussed in the company's filings under the Securities Act of 1933. The statements in this press release are made as of February 28, 2003, and the Company undertakes no obligation to update any of the forward looking statements made herein, whether as a result of new information, future events, changes in expectations or otherwise.

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